EXHIBIT 99.1

PRESS RELEASE	CONTACT:	Douglas Russell
Rotonics Manufacturing Inc.
(310) 538-4932

FOR IMMEDIATE RELEASE

July 15, 2005

ROTONICS MANUFACTURING INC. ANNOUNCES

UNAUDITED FISCAL YEAR-END EARNINGS

NET SALES INCREASED 12% AND NET INCOME INCREASED 34%

Gardena, California (July 15, 2005) – Rotonics Manufacturing Inc. (AMEX: RMI) is pleased to announce preliminary results for fiscal year ending June 30, 2005.  The Company reported unaudited net income of $1,749,000, or $0.15 per common share, on net sales of $45,131,600 compared to net income of $1,304,200, or $0.11 per common share, on net sales of $40,332,900 for the same period last year.

During fiscal 2005, all of our major product groups contributed to the impressive $4.8 million increase in our net sales.  As we look back at fiscal 2005, we would like to acknowledge that a significant contribution to this growth was attributed to our efforts to bring new product offerings to the marketplace as well as modifying existing product line offerings to better serve our customers.  As a result, our industrial product group, led by tank, material handling and linen & laundry products, increased by 16.4%; marine, which includes our rivers & waterways line, increased by 15.2%; and refuse, led by medical waste products, increased by 7.6%.  Our net sales also benefited from an 11.3% increase in contract manufacturing sales.  We continue to realize a consistent flow of products in this group, including an impressive array of outdoor spas.  We remain optimistic about the outlook for fiscal 2006.  Our current backlog levels are notably higher than they were this time last year, which combined with our investments in tooling, new energy efficient equipment and our efforts to expand our marketing channels will continue to benefit future periods.

The increase in net sales for the current year continued to play a pivotal role in boosting our net income by 34%.  The increased revenues provided a stronger base to cover our fixed operating, selling and general and administrative costs and helped mitigate the ongoing volatility we have experienced in raw material costs.  We remain vigilant in our efforts to monitor such trends and will continue to institute the necessary strategies to minimize their potential impact to future earnings.

For the fourth quarter ended June 30, 2005, we reported net income of $570,000, or $0.05 per common share, on net sales of $12,353,600 compared with net income of $824,400, or $0.07 per common share, on net sales of $12,292,500 for the same period last year.  We were pleased with our fourth quarter results as we continue to adapt to uncertainties in our marketplace and our recent efforts to mitigate increases in raw material, natural gas and certain insurance costs.  As we move forward we believe our efforts to control these costs, as well as a softening in some insurance markets, will benefit future periods.  We also believe that current market conditions are still fostering a forward moving economy, as slow as it may be, and as a leader in our industry we will strive to take advantage of all of its potential possibilities.

Learn more about RMI and its multitude of rotonically processed plastic products on its website at www.rotonics.com.

ROTONICS MANUFACTURING INC.

Selected Financial Information

For the years ended June 30,

	UNAUDITED
	2005	2004	2003

Net sales	$45,131,600	$40,332,900	$35,972,100

Income before income taxes	$2,889,200	$2,202,700	$1,834,000

Income tax provision:
Current	(1,241,800)	(981,800)	(779,200)
Deferred	101,600	83,300	101,800
	(1,140,200)	(898,500)	(677,400)

Net income	$1,749,000	$1,304,200	$1,156,600

Income per common share
Basic/diluted:
Net income per common share	$.15	$.11	$.09

Stockholders’ Equity (1)	$18,268,900	$17,177,200	$16,950,000

Net book value per Common share (2)	$1.53	$1.43	$1.37

Common shares outstanding as of June 30, net of treasury stock	11,940,600	11,981,200	12,344,800

(1)                                  Net of treasury stock reacquired and retired amounting to $98,300, $679,700 and $340,500 in fiscal years 2005, 2004 and 2003, respectively.  Also, adjusted for common stock dividends of $597,000, $599,100, and $616,000 in fiscal years 2005, 2004 and 2003, respectively.

(2)                                  Computed on the basis of the actual number of common shares outstanding at the end of the fiscal year, net of treasury.